EXHIBIT 99.1
KBR Announces Third Quarter 2016 Financial Results

•	Backlog growth in 3Q16 with further growth expected in 4Q16 from strategic wins

•	Continued strategic pivot of KBR business to more specialized professional services

•	Completed the acquisition of two high-end Government Services companies

HOUSTON, Texas - November 1, 2016 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the hydrocarbons and government services industries today announced third quarter 2016 financial results.

Net loss attributable to KBR was $(63) million or $(0.44) per diluted share including U.S. Government legacy legal fees of less than $1 million in the third quarter of 2016 compared to net income of $55 million or $0.38 per diluted share ($0.40 per diluted share excluding $3 million in legacy legal fees) in the third quarter of 2015. Results in the third quarter of 2016 include $126 million in previously announced charges related to forecast cost increases on two projects, the majority of which is for an electric power-generating facility within our Non-strategic Business segment. The Company previously announced it would exit the business of constructing fixed-price power plants upon completion of this one remaining project. Consolidated revenue in the third quarter of 2016 was $1.1 billion compared to $1.2 billion in the third quarter of 2015.
“During the quarter, we concluded the acquisitions of two professional services companies which provide high-end technology solutions for government clients. The addition of Wyle and Honeywell's services business (HTSI) to our portfolio adds a large number of reimbursable professional services contracts executed by over 7,000 highly-skilled employees. These acquisitions provide more balance between our Hydrocarbons and Government Services businesses. Therefore, despite the disappointing results on the two projects this quarter, implementation of KBR’s strategic plan remains on course," said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.
"During the quarter, KBR was also awarded several key contracts in both our Government Services and Hydrocarbons segments. These significant wins include: the Kuwait Base Operations and Security Support Services for the U.S. Army and the award of one of five seats on the U.S. Naval Facilities Engineering Command, Pacific's Global Contingency Services Multiple Award Contract (GCSMAC) II. In addition, we expect to announce the win in 4Q16 of the extension of the existing Allenby/Connaught project, Army 2020, for initial construction and concurrent program management services and facilities maintenance for 25 years at the major military garrisons in the U.K. We also won multiple contracts for major Australian civil infrastructure projects and the LNG market continues to show signs of increasing activity with the awards to KBR of the second phase of a contract with Woodfibre LNG for multi-phased FEED services, a confidential FEED services contract for a North American mid-scale LNG project, a high-level feasibility study for SLNG’s Jurong Island LNG Terminal and a pre-FEED study for AALNG’s new proposed LNG Hub terminal in Indonesia. The growth in backlog in the third quarter is predominantly from longer-term, low risk and reimbursable contracts which despite the ongoing challenges in the hydrocarbons sector, will result in improving margins and greater free cash flow in 2017 and beyond. Thus, we believe our opportunity pipeline will continue to grow,” Bradie said.
Business Discussion (All comparisons are third quarter 2016 versus third quarter 2015 unless otherwise noted.)
Technology & Consulting (T&C) Results
Technology & Consulting gross profit was $17 million which was flat with results from the prior year while revenue decreased by $12 million to $67 million. The higher gross profit margin in the third quarter of 2016 of 25% reflects a change in the mix of projects executed including lower volume from proprietary equipment sales which tends to have lower profitability and an increase in licensing activities. We continue to expect the long-term margin percentages for this business to be in the low twenties but may fluctuate between quarters depending on the mix of licensing, engineering services and the supply of proprietary equipment.
The majority of the revenue and earnings in this segment are driven by the technology portfolio as the upstream consulting portion of the T&C business remains challenged from reduced volume of business caused by low oil prices.

Engineering & Construction (E&C) Results
Engineering & Construction gross profit was $1 million, down $47 million from the prior year. The reduction in gross profit was due primarily to $40 million in increased costs related to the mechanical failure of a vendor-supplied compressor and pumps during commissioning as well as various mechanical issues encountered during startup of an EPC ammonia project in the U.S. as well as lower activity on several projects including a major LNG project in Australia. The ammonia project has completed performance testing and the plant has successfully been handed over to the customer. KBR expects to seek and recover compensation from vendors on this project; however, the financial results do not currently include any estimates for recoveries.
Revenue was $595 million, a decrease of $233 million mainly due to reduced activity on several projects including one of the major LNG projects in Australia and the deconsolidation of KBR’s Americas Industrial Services business which had revenues of $122 million in 3Q15.
Equity in earnings of unconsolidated affiliates was $11 million, down $15 million, predominantly due to slower activity on an LNG project joint venture in Australia as well as our offshore maintenance joint venture in Mexico.
Government Services (GS) Results
Government Services gross profit was $32 million, an increase of $24 million, while revenue was $401 million, an increase of $225 million from the prior year. This increase was primarily due to expansion of existing U.S. government contracts and task orders supporting the U.S. Military and from the inclusion of the two recent acquisitions which added approximately $200 million to revenues.
Equity in earnings of unconsolidated affiliates was $8 million, down $1 million, due to reduced equity earnings from a U.K. Ministry of Defense construction project that was nearing completion in 2015. The majority of the results related to support of the U.K. government comes through joint venture annuity-type contracts which result in equity in earnings and these results are expected to continue to grow in 2017 and beyond from activities on the U.K. Military Flying Training System (UKMFTS) program awarded earlier this year and the expected soon-to-be awarded large scale Army 2020 rebasing contract.
Under the KBRwyle brand, which now includes the capabilities and service offerings from the two recent acquisitions as well as the heritage KBR U.S. government business, KBR expects to expand its offerings and competitive position to span the full spectrum of government mission requirements including research and development, testing, engineering, logistics, deployed operations, and life-cycle sustainment ranging from austere locations on earth to outer space. We expect revenues for this segment to grow in the coming years at rates beyond the overall projected spending forecasts of U.S. and foreign governments.
Non-strategic Business (NSB) Results
Non-strategic Business had a gross loss of $86 million in the quarter on an EPC project for an electric power-generating facility due to increased forecast subcontractor costs stemming from poor subcontractor productivity, resulting schedule delays and changes in project execution strategy. These costs largely stem from the impact of poor performance by the turbine supplier which continues to adversely impact construction progress. KBR is seeking compensation from the turbine supplier, however, we have not currently assumed any recovery for financial reporting purposes. As previously announced, the Company intends to exit the fixed priced EPC power business for new power projects. This project is the last within the Company’s backlog of unfilled orders and is expected to be complete in the first half of 2017. Revenue was $10 million, down $106 million, primarily due to the completion of two power projects in 2015 as well as the elimination of $9 million of revenues related to the sale of the Infrastructure Americas business in 4Q15.
Strategic Actions Update
During the third quarter, the company incurred $7 million in pre-tax restructuring costs primarily related to employee severance and real estate restructuring costs. The integration of Wyle and HTSI acquisitions made in 3Q16 are well underway with minimal business interruption. The financial results include $8 million in deal and integration costs related to the two transactions. The Company continues to seek opportunities to supplement our current technology portfolio, expand our global footprint in Industrial Services, and grow our high-end Government Services business.
Guidance
The company confirms its previously issued full year 2016 fully diluted earnings per share guidance of $0.30 to $0.50 per share, excluding legal costs associated with legacy U.S. Government contracts, from previous guidance of between $1.20 and $1.45 per share. The reduction in earnings guidance is specifically related to the expected cost increases on the EPC power project in the

Non-Strategic Business segment and on the ammonia project in the E&C segment as announced in September. KBR continues to expect the legacy legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016. The estimated legacy legal fees do not assume any cost reimbursement from the U.S. Government that could occur in the future.
The effective tax rate was approximately 17% and 43% for the three and nine months ended September 30, 2016, respectively. Our estimated annual effective tax rate for 2016 is projected to be 52% primarily due to project losses in the U.S. for which we do not recognize tax benefits as well as forecasted income in higher tax rate jurisdictions.
About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Hydrocarbons and Government Services Sectors. KBR employs over 31,000 people worldwide, with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

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Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics

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Technology & Consulting, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining; gasification; oil and gas consulting; integrity management; naval architecture and proprietary hulls; and downstream consulting

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Engineering & Construction, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU) and program management

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Lynn Nazareth
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Marit Babin
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,	June 30,
	2016	2015	2016
Revenues:
Technology & Consulting	$67	$79	$98
Engineering & Construction	595	828	621
Government Services	401	176	229
Subtotal	1,063	1,083	948
Non-strategic Business	10	116	61
Total revenues	1,073	1,199	1,009
Gross profit (loss):
Technology & Consulting	17	17	15
Engineering & Construction	1	48	35
Government Services	32	8	41
Subtotal	50	73	91
Non-strategic Business	(86)	14	(17)
Total gross profit (loss)	(36)	87	74
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—	—
Engineering & Construction	11	26	23
Government Services	8	9	10
Subtotal	19	35	33
Non-strategic Business	—	—	—
Total equity in earnings of unconsolidated affiliates	19	35	33
General and administrative expenses	(43)	(38)	(34)
Asset impairment and restructuring charges	(7)	(15)	(12)
Gain on disposition of assets	—	6	2
Operating income (loss)	(67)	75	63
Other non-operating income (expense)	(1)	3	7
Income (loss) before income taxes and noncontrolling interests	(68)	78	70
Benefit (Provision) for income taxes	11	(19)	(23)
Net income (loss)	(57)	59	47
Net income attributable to noncontrolling interests	(6)	(4)	—
Net income (loss) attributable to KBR	$(63)	$55	$47

Net income (loss) attributable to KBR per share:
Basic	$(0.44)	$0.38	$0.32
Diluted	$(0.44)	$0.38	$0.32

Basic weighted average common shares outstanding	142	144	142
Diluted weighted average common shares outstanding	142	144	142

Cash dividends declared per share	$0.08	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2016	2015
Revenues:
Technology & Consulting	$262	$231
Engineering & Construction	1,822	2,758
Government Services	840	489
Subtotal	2,924	3,478
Non-strategic Business	154	538
Total revenues	3,078	4,016
Gross profit (loss):
Technology & Consulting	49	57
Engineering & Construction	65	155
Government Services	94	3
Subtotal	208	215
Non-strategic Business	(102)	16
Total gross profit	106	231
Equity in earnings of unconsolidated affiliates:
Technology & Consulting	—	—
Engineering & Construction	52	87
Government Services	29	36
Subtotal	81	123
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	81	123
General and administrative expenses	(111)	(119)
Asset impairment and restructuring charges	(21)	(34)
Gain on disposition of assets	6	34
Operating income	61	235
Other non-operating income (expense)	1	4
Income before income taxes and noncontrolling interests	62	239
Provision for income taxes	(27)	(61)
Net income	35	178
Net income attributable to noncontrolling interests	(9)	(17)
Net income attributable to KBR	$26	$161

Net income attributable to KBR per share:
Basic	$0.18	$1.11
Diluted	$0.18	$1.11

Basic weighted average common shares outstanding	142	144
Diluted weighted average common shares outstanding	142	144

Cash dividends declared per share	$0.24	$0.24

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$569	$883
Accounts receivable, net of allowance for doubtful accounts of $15 and $17	708	628
Costs and estimated earnings in excess of billings on uncompleted contracts ("CIE")	390	224
Other current assets	123	109
Total current assets	1,790	1,844
Claims and accounts receivable	528	526
Property, plant, and equipment, net of accumulated depreciation of $338 and $352 (including net PPE of $39 and $48 owned by a variable interest entity)	165	169
Goodwill	953	324
Intangible assets, net of accumulated amortization of $97 and $91	257	35
Equity in and advances to unconsolidated affiliates	327	281
Deferred income taxes	94	99
Other assets	128	134
Total assets	$4,242	$3,412

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$568	$438
Billings in excess of costs and estimated earnings on uncompleted contracts ("BIE")	537	509
Accrued salaries, wages and benefits	203	173
Nonrecourse project debt	9	10
Other current liabilities	233	263
Total current liabilities	1,550	1,393
Pension obligations	258	333
Employee compensation and benefits	90	105
Income tax payable	90	78
Deferred income taxes	163	94
Nonrecourse project debt	40	51
Revolving credit agreement	650	—
Deferred income from unconsolidated affiliates	96	100
Other liabilities	208	206
Total liabilities	3,145	2,360
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par ("PIC")	2,083	2,070
Accumulated other comprehensive loss ("AOCL")	(792)	(831)
Retained earnings	587	595
Treasury stock	(767)	(769)
Total KBR shareholders' equity	1,111	1,065
Noncontrolling interests ("NCI")	(14)	(13)
Total shareholders' equity	1,097	1,052
Total liabilities and shareholders' equity	$4,242	$3,412

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2016	2016	2015
Cash flows provided by operating activities:
Net income (loss)	$(57)	$47	$59
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12	10	10
Equity in earnings of unconsolidated affiliates	(19)	(33)	(35)
Deferred income tax expense	—	5	17
Gain on disposition of assets	—	(6)	(6)
Other	4	(2)	19
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(16)	(29)	30
Costs and estimated earnings in excess of billings on uncompleted contracts	53	(33)	30
Accounts payable	7	41	(104)
Billings in excess of costs and estimated earnings on uncompleted contracts	16	44	33
Accrued salaries, wages and benefits	(8)	9	(9)
Reserve for loss on uncompleted contracts	8	(7)	(18)
Payments from unconsolidated affiliates, net	5	—	6
Distributions of earnings from unconsolidated affiliates	15	8	12
Income taxes payable	(9)	(11)	8
Pension funding	(10)	(11)	(16)
Net settlement of derivative contracts	(5)	1	(1)
Other assets and liabilities	24	(24)	19
Total cash flows provided by operating activities	20	9	54
Cash flows (used in) provided by investing activities:
Purchases of property, plant and equipment	(2)	(3)	(4)
Proceeds from sale of assets or investments	1	1	48
Payments for investments in equity method joint ventures	(5)	—	(15)
Acquisition of businesses, net of cash acquired	(889)	—	—
Total cash flows (used in) provided by investing activities	(895)	(2)	29
Cash flows provided by (used in) financing activities:
Payments to reacquire common stock	—	—	(5)
Distributions to noncontrolling interests	—	(3)	(9)
Payments of dividends to shareholders	(11)	(12)	(12)
Borrowings on revolving credit agreement	700	—	—
Payments on revolving credit agreement	(50)	—	—
Excess tax benefits from share-based compensation	(1)	—	—
Payments on short-term and long-term borrowings	—	(5)	—
Other	—	—	(4)
Total cash flows provided by (used in) financing activities	638	(20)	(30)
Effect of exchange rate changes on cash	2	(7)	(16)
Decrease in cash and equivalents	(235)	(20)	37
Cash and equivalents at beginning of period	804	824	731
Cash and equivalents at end of period	$569	$804	$768

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2016	2015
Cash flows provided by (used in) operating activities:
Net income	$35	$178
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31	29
Equity in earnings of unconsolidated affiliates	(81)	(123)
Deferred income tax expense	7	14
Gain on disposition of assets	(6)	(34)
Other	10	29
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	9	(19)
Costs and estimated earnings in excess of billings on uncompleted contracts	25	168
Accounts payable	39	(239)
Billings in excess of costs and estimated earnings on uncompleted contracts	14	(10)
Accrued salaries, wages and benefits	(19)	(5)
Reserve for loss on uncompleted contracts	(15)	(100)
(Advances to) payments from unconsolidated affiliates, net	(3)	10
Distributions of earnings from unconsolidated affiliates	43	84
Income taxes payable	(19)	(7)
Pension funding	(31)	(37)
Net settlement of derivative contracts	(8)	(40)
Other assets and liabilities	(23)	17
Total cash flows provided by (used in) operating activities	8	(85)
Cash flows (used in) provided by investing activities:
Purchases of property, plant and equipment	(8)	(8)
Proceeds from sale of assets or investments	2	71
Payments for investments in equity method joint ventures	(5)	(15)
Acquisition of businesses, net of cash acquired	(911)	—
Total cash flows (used in) provided by investing activities	(922)	48
Cash flows provided by (used in) financing activities:
Payments to reacquire common stock	(2)	(22)
Acquisition of noncontrolling interest	—	(40)
Distributions to noncontrolling interests	(9)	(21)
Payments of dividends to shareholders	(34)	(35)
Net proceeds from issuance of common stock	—	1
Borrowings on revolving credit agreement	700	—
Payments on revolving credit agreement	(50)	—
Payments on short-term and long-term borrowings	(5)	(7)
Other	—	(4)
Total cash flows provided by (used in) financing activities	600	(128)
Effect of exchange rate changes on cash	—	(37)
Decrease in cash and equivalents	(314)	(202)
Cash and equivalents at beginning of period	883	970
Cash and equivalents at end of period	$569	$768

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	June 30,	December 31,
	2016	2016	2015
Technology & Consulting	$340	$360	$430
Engineering & Construction	3,612	4,180	5,148
Government Services	7,404	6,392	6,516
Subtotal	11,356	10,932	12,094
Non-strategic Business	75	100	239
Total backlog	$11,431	$11,032	$12,333

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

In connection with our acquisitions of Wyle and HTSI, we determined that our then existing backlog policy differed from that utilized by these businesses. We concluded that the methodology utilized by Wyle and HTSI provided a better estimate of future revenues and, accordingly, we modified our backlog policy for U.S. government contracts in our GS business segment to reflect both the funded and unfunded portions of future revenue from existing contracts for which the customer has determined scope and price. We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our previous backlog policy for U.S. government contracts only included estimated future revenues for which funding had been appropriated by the customer. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer. The modification to our backlog policy did not have a material impact to our historical GS backlog at September 30, 2016.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.
We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $7.3 billion at September 30, 2016 and $8.5 billion at December 31, 2015. We consolidate joint ventures which are majority-owned and controlled or are variable interest entities ("VIEs") in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures with noncontrolling interest includes 100% of the backlog associated with those joint ventures and totaled $160 million at September 30, 2016 and $285 million at December 31, 2015.
We estimate that as of September 30, 2016, 41% of our backlog will be executed within one year. Of this amount, 66% will be recognized in revenues on our condensed consolidated statement of operations and 34% will be recorded by our unconsolidated joint ventures. As of September 30, 2016, $143 million of our backlog relates to active contracts that are in a loss position.
As of September 30, 2016, 22% of our backlog was attributable to fixed-price contracts, 46% was attributable to PFIs, and 32% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2016, $6.7 billion of our GS backlog was currently funded by our customers.